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                     August 22, 2023

       Dara Khosrowshahi
       Chief Executive Officer and Director
       Uber Technologies, Inc.
       1515 3rd Street
       San Francisco, CA 94158

                                                        Re: Uber Technologies,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-38902

       Dear Dara Khosrowshahi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services